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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
divine interVentures, inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of divine interVentures, inc. of our report dated February 14, 2000, except as to Note 16, which is as of June 1, 2000, relating to the consolidated balance sheet of divine interVentures, inc. as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from May 7, 1999 (inception) through December 31, 1999, which report appears in the registration statement on Form S-1 (No. 333-92851) of divine interVentures, inc. filed with the Securities and Exchange Commission and declared effective on July 11, 2000.


/s/ KPMG LLP

Chicago, Illinois
January 26, 2001